Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MASTERCARD INCORPORATED

Under Section 242 of the Delaware General Corporation Law

FIRST: The name of the corporation is MASTERCARD INCORPORATED (hereinafter called the “Corporation”).

SECOND: The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 9, 2001. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 28, 2002. A further amended and restated Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 30, 2006 and became effective on May 31, 2006. The current Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on June 8, 2007.

THIRD: The Amended and Restated Certificate of Incorporation is hereby amended to effect certain changes, as set forth below, pursuant to Section 242 of the Delaware General Corporation Law. Specifically, upon the effective date hereof, Sections 6.1 (A) and 6.4 (B) of the Amended and Restated Certificate of Incorporation will be amended to, respectively:

•	Increase the maximum size of the Board of Directors of the Corporation to fifteen directors; and

•

Permit no more than two officers of the Corporation (in addition to directors elected by the holders of shares of the Corporation’s Class M Common Stock, par value $0.0001, per share) to qualify for election and continued service as a director notwithstanding the fact that such officer may be or have been affiliated with a Member or a Similar Person during the prior three years, or otherwise have a material business relationship with a Member or Similar Person. A “Member” is any person that at the time of the filing of the Amended and Restated Certificate of Incorporation in June 2007 was, or thereafter shall become, a Class A member or affiliate member of MasterCard International Incorporated (“MasterCard International”) or licensee of any of the Company’s or MasterCard International’s brands or an affiliate of the foregoing, whether or not such person continues to retain such status. A “Similar Person” is any person that is an operator, member or licensee of any general purpose payment card system that competes with the company, or an affiliate of such person.

FOURTH: Section 6.1 (A) of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

Section 6.1. Board of Directors: Composition.

(A) Except as provided in Article VI, Section 6.7, the business and affairs of the Corporation shall be managed by or under the direction of a Board consisting of not less than three directors or more than fifteen directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board. The Board may also appoint one person, who has previously served on the Board and who is not a director, officer, employee or agent of, and does not represent, a Member, to participate, at the pleasure of the Board, in the deliberations of the Board in a non-voting, advisory capacity (a “Non-Voting Advisor”). The Class M Directors and any directors that may be elected by the holders of any series of Preferred Stock shall be included within the number of directors fixed by or pursuant to this Section 6.1(A).

FIFTH: Section 6.4 (B) of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

Section 6.4. Director Qualifications.

(B) A person shall qualify for election and continued service as a director of the Corporation only if the Board shall have determined that such person shall not (1) except in the case of a Class M Director or a director who is an officer of the Corporation, be a director, officer, employee or agent of, or represent or otherwise be affiliated with, a Member or Similar Person, or have been a director, officer, employee or agent of, or have represented otherwise been affiliated with, a Member or Similar Person during the prior three years or otherwise have any business relationship with a Member or Similar Person that is material to such person or (2) be a trustee, officer, employee or agent of, or represent or otherwise be affiliated with, The MasterCard Foundation, or have been a director, officer, employee or agent of, or have represented or otherwise been affiliated with, The MasterCard Foundation during the prior three years or otherwise have any business relationship with The MasterCard Foundation that is material to such person. In addition, each director of the Corporation (including Class M Directors) shall not be a director, regional board director, officer, employee or agent of, or represent (1) an entity that owns and/or operates a payment card program competitive with the Corporation’s comparable card programs, as determined in the sole discretion of the Board (a “Competitor”), or (2) an institution that is represented on any board of a Competitor. At any time, no more than two persons who are at such time then actively serving as an officer or employee of the Corporation or any of its subsidiaries shall qualify for service as a director of the Corporation. If at any time an individual fails to satisfy these qualifications, as determined by the Board in its sole discretion, such individual shall automatically, without further action of the director, cease to be a director of the Corporation.

SIXTH: The foregoing amendments to the Amended and Restated Certificate of Incorporation were authorized by a resolution of the Board of Directors on March 30, 2009, and by a vote of the holders of the shares of the Corporation’s Class A Common Stock, par value $0.0001 per share and the holders of the shares of the Corporation’s Class M Common Stock, par value $0.0001 per share on June 9, 2009.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 10th day of June, 2009 and affirmed the contents thereof as true under the penalties of perjury.

/s/ Noah J. Hanft

Noah J. Hanft

General Counsel, Chief Payment System

Integrity & Compliance Officer and Corporate

Secretary